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                                                                     Exhibit 4.4

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

      This Second Amendment to Rights Agreement, dated as of June 1, 1999, between Vista Eyecare, Inc., a Georgia corporation formerly known as National Vision Associates, Ltd. (the "Company"), and First Union National Bank, as Rights Agent (the "Rights Agent"), as successor to Wachovia Bank N.A., a Georgia bank ("Wachovia").

                                    RECITALS

      WHEREAS, the Company and Wachovia entered into a Rights Agreement dated as of January 17, 1997 and subsequently amended such Rights Agreement by an Amendment dated as of March 1, 1998 (such Agreement and Amendment, jointly, the "Rights Agreement"); and

      WHEREAS, the Company has appointed the Rights Agent to succeed Wachovia as Rights Agent, and the Rights Agent has accepted such appointment in accordance with the Rights Agreement; and

      WHEREAS, in connection with the appointment of the Rights Agent, the Company and the Rights Agent have agreed to amend the Rights Agreement in the manner set forth herein;

      NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Second Amendment, the parties hereto agree as follows:

      1. Section 3(c) of the Rights Agreement shall be amended to read as follows:

            "(c) Rights shall be issued in respect of all shares of Common Stock that become outstanding (on original issuance or out of treasury) after the Effective Date but prior to the earlier of the Distribution Date or the Expiration Date. Certificates for the Common Stock that become outstanding or shall be transferred or exchanged after the Effective Date but prior to the earlier of the Distribution Date or the Expiration Date shall also be deemed to be certificates for Rights and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

            This certificate also evidences certain Rights as set forth in a Rights Agreement between Vista Eyecare, Inc. and First Union National Bank, dated as of January 17, 1997, as the same has or may be amended or restated (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal office of the Company. The Company will mail to the holder of this certificate a copy of the Rights Agreement without charge promptly after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be evidenced by separate certificates and no longer be evidenced by this certificate, may be redeemed or exchanged or may expire. As set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may be null and void."
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      2. The last sentence of Section 12 of the Rights Agreement shall be amended to read as follows:

            "The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment contained therein and shall not be obligated or responsible for calculating any adjustment nor shall it be deemed to have knowledge of any such adjustment unless and until it shall have received such a certificate."

      3. The second sentence of Section 18 (a) of the Rights Agreement shall be amended to read as follows:

            "The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith, or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement or the exercise or performance of its duties hereunder, including the costs and expenses of defending against any claim of liability."

      4. A new Section 18 (c) of the Rights Agreement shall be added to read as follows:

            "(c) The indemnity provided in this Section 18 shall survive the expiration of the Rights and the termination of this Agreement."

      5. Section 20 (a) of the Rights Agreement shall be amended to read as follows:

            "The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such advice or opinion."

      6. Section 20 (c) of the Rights Agreement shall be amended to read as follows:

            "The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct."

      7. Section 20 (g) of the Rights Agreement shall be amended to read as follows:

            "The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President, the Secretary or any Assistant Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with instructions of any such officer or for any delay in acting while awaiting instructions."

      8. A new Section 20 (l) of the Rights Agreement shall be added to read as follows:

            "(l) The Rights Agent undertakes only the express duties and obligations imposed on it by this Agreement and no implied duties or obligations shall be read into this Agreement against the Rights Agent."


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      9. A new Section 20 (m) of the Rights Agreement shall be added to read as follows:

            "(m) Anything in this Agreement to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits)."

      10. A new sentence shall be added as follows to the end of Section 27 of the Rights Agreement:

            "No supplement or amendment that changes the rights and duties of the Rights Agent (as Rights Agent) under this Agreement shall be effective without the consent of the Rights Agent."

      11. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

      12. This Second Amendment shall be effective as of June 1, 1999 and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

      13. This Second Amendment may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date and year first above written.

                                        VISTA EYECARE, INC.

                                        By:  _______________________________
                                             Name:
                                             Title:

                                        FIRST UNION NATIONAL BANK

                                        By:  _______________________________
                                             Name:
                                             Title: